As filed with the Securities and Exchange Commission on October 1, 2002     Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

I-FLOW CORPORATION

(Exact name of registrant as specified in its charter)

20202 Windrow Drive
Lake Forest, California 92630
(949) 206-2700
(Address of Principal Executive Offices)

DELAWARE (State or other jurisdiction of incorporation or organization)	33-0121984 (I.R.S. Employer Identification No.)

I-FLOW CORPORATION STOCK OPTION AGREEMENT WITH
ORLANDO RODRIGUES

I-FLOW CORPORATION 2001 EQUITY INCENTIVE PLAN

(Full title of the plan)

Donald M. Earhart
Chief Executive Officer
20202 Windrow Drive
Lake Forest, California 92630
(949) 206-2700
(Name, address, zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)(2)	Per Share(3)	Offering Price(3)	Registration Fee

Common Stock, par value $0.001 per share	2,290,000	$1.275	$2,919,750.00	$268.62

(1)	Pursuant to Rule 416(a), there is also being registered hereunder such additional shares as may be issued pursuant to the anti-dilution provisions of the I-Flow Corporation Stock Option Agreement with Orlando Rodrigues and the I-Flow Corporation 2001 Equity Incentive Plan. Each share of I-Flow Corporation common stock includes a right to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock pursuant to the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent.

(2)	Represents 40,000 shares of I-Flow Corporation common stock issuable pursuant to the I-Flow Corporation Stock Option Agreement with Orlando Rodrigues and 2,250,000 additional shares of I-Flow Corporation common stock issuable pursuant to the I-Flow Corporation 2001 Equity Incentive Plan. In addition to the shares of common stock registered hereby, 750,000 shares of our common stock issuable under the 2001 Equity Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-71328) filed with the Securities and Exchange Commission on October 10, 2001.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and the low price of the common stock of the Registrant as reported on September 30, 2002, on the Nasdaq Small Cap Market.

INTRODUCTION

     This Registration Statement on Form S-8 is filed by I-Flow Corporation (the “Registrant”) and relates to 40,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable to Orlando Rodrigues pursuant to the I-Flow Corporation Stock Option Agreement with Orlando Rodrigues and 2,250,000 additional shares of Common Stock issuable to eligible directors, officers, employees, consultants and advisors of the Registrant and its affiliates pursuant to the I-Flow Corporation 2001 Equity Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002.

(b)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the Commission on May 15, 2002, and the Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed with the Commission on August 14, 2002.

(c)	The Registrant’s current reports on Form 8-K filed with the Commission on March 13, 2002, and May 31, 2002.

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2001.

(e)	The description of the Registrant’s Common Stock contained in Amendment No. 3 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 25, 2002, including any amendments or reports filed for the purpose of updating such description.

(f)	The description of the Registrant’s preferred stock purchase rights contained in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 25, 2002, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     In the case of suits not brought in the name of the Registrant, Article VII of the Registrant’s Bylaws provides that the Registrant shall indemnify any officer, director, employee or agent of the Registrant against costs of defending or settling any threatened, pending or completed lawsuit or proceeding brought by reason of the officer, director, employee or agent’s service to the Registrant, provided that the officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and in the case of any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of suits brought in the name of the Registrant, Article VII of the Registrant’s Bylaws provides that the Registrant shall indemnify any officer, director, employee or agent of the Registrant against any costs of defending or settling any threatened, pending or completed suit or proceeding by reason of the officer, director, employee or agent’s service to the Registrant, provided that the officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and also provided that indemnification in the event that the officer, director, employee or agent is found liable is permitted only as determined by a court as fair and reasonable under the circumstances. Expenses of officers, directors, employees or agents of the Registrant incurred in connection with any of the above proceedings may be advanced by the Registrant prior to a final resolution of any such action or proceeding.

     The Registrant has entered into separate indemnification agreements with its directors and officers containing provisions that provide for the maximum indemnity allowed to directors and officers by the DGCL and the Registrant’s Bylaws, subject to certain exceptions. The indemnification agreements may require the Registrant, among other obligations, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification agreements provide generally that the Registrant will, subject to certain exceptions, advance the expenses incurred by directors and officers as a result of any proceeding against them as to which they may be entitled to indemnification. The Registrant also maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Registrant(1)
4.2	Bylaws of the Registrant(2)
4.3	Specimen common stock certificate(3)
4.4	Rights Agreement(4)
4.5	Certificate of Designation(5)
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)

(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 31, 2002.

(2)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 3, 2001.

(3)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2002.

(4)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 13, 2002.

(5)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 13, 2002.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 1st day of October, 2002.

I-FLOW CORPORATION
By:	/s/ Donald M. Earhart

Donald M. Earhart Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Donald M. Earhart his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, acting alone, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities as of October 1, 2002

Signature	Title

/s/ Donald M. Earhart Donald M. Earhart	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ James R. Talevich James R. Talevich	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ John H. Abeles John H. Abeles, M.D.	Director
/s/ James J. Dal Porto James J. Dal Porto	Director
/s/ Jack H. Halperin Jack H. Halperin	Director
/s/ Joel S. Kanter Joel S. Kanter	Director

Signature	Title

/s/ Erik H. Loudon Erik H. Loudon	Director
/s/ Henry Tsutomu Tai Henry Tsutomu Tai, Ph.D., M.D.	Director

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant(1)
4.2	Bylaws of the Registrant(2)
4.3	Specimen common stock certificate(3)
4.4	Rights Agreement(4)
4.5	Certificate of Designation(5)
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)

(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 31, 2002.

(2)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 3, 2001.

(3)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2002.

(4)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 13, 2002.

(5)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 13, 2002.